EXHIBIT 23.1

MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA 98125

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors & Audit Committee:

Metaterra Corp.

We consent to the use of our report dated February 14, 2022 with respect to the balance sheet of Metaterra Corp. as of December 30, 2021 and the related statements of operations, changes in stockholders’ deficit and cash flows for the period from January 20, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as “financial statements”).

Michael Gillespie & Associates, PLLC

Seattle, Washington

May 7, 2022

/S/ Michael Gillespie & Associates, PLLC